Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Williams Companies, Inc. for the registration of debt securities, preferred stock, common stock, purchase contracts, warrants and units and to the incorporation by reference therein of our report dated February 24, 2026, with respect to the financial statements of Northwest Pipeline LLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tulsa, Oklahoma
November 2, 2026